Exhibit 99.1
EBIX ANNOUNCES STRONG GROWTH IN CASH FLOWS FOR Q4 2009
AND
RESUMPTION OF SHARE BUY BACK PROGRAM
ATLANTA, GA — January 28, 2010 — Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance industry, today announced that it will be reporting its fourth quarter and full year results around the 8th of March 2010.
The Company also announced strong growth in cash generated by operating activities during the fourth quarter of 2009 in the approximate amount of $10.3 million. After paying approximately $34.6 million in cash for two acquisitions (Peak and EZ Data) and the purchase of a new building in India in Q4 of 2009, the Company’s cash balance as of 31st December 2009 was approximately $19.1 million.
Furthermore, Ebix also announced that it intends to resume buy back of Ebix shares under the previously Board approved share repurchase program.
Robin Raina, president and CEO of Ebix, Inc. said, “In recent times, I have been asked about the decline in stock price and the rather high shorting numbers on our stock. As the CEO of Ebix and one of the largest stakeholders, I continue to believe in Ebix and the opportunity to make Ebix the largest insurance player globally. The Company continues to do well on all fronts and we expect Q4 results to be in line with our expectations. We have always believed in letting our numbers speak for themselves and towards that extent we will continue our efforts to create new benchmarks in terms of revenues, cash growth, earnings, and net margins for Ebix.”
Safe Harbor for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995 — This press release contains various forward looking statements and information that are based on management’s beliefs, as well as assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company’s products by the market and management’s plans and objectives. The Company has tried to identify such forward looking statements by use of words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “will,” “should,” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those expressed in, or implied by, the forward looking statements. Such risks, uncertainties and other factors include the extent to which the Company’s new products and services can be successfully developed and marketed, the integration and other risks associated with recent and future acquisitions, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties, the Company’s ability to continue to develop new products to effectively address market needs in an industry characterized by rapid technological change, the Company’s dependence on the insurance industry (and in particular independent agents), the highly competitive and rapidly changing automation systems market, the Company’s ability to effectively protect its applications software and other proprietary information, the Company’s ability to attract and retain quality management, and software, technical sales and other personnel, the potential negative impact on the Company’s outsourcing business in India from adverse publicity and possible governmental regulation, the risks of disruption of the Company’s Internet connections or internal service problems, the possibly adverse effects of a substantial increase in volume of traffic on the Company’s website, mainframe and other servers, possible security breaches on the Company’s website and the possible effects of insurance regulation on the Company’s business. Certain of these, as well as other, risks, uncertainties and other factors, are described in more detail in Ebix’s periodic filings with the Securities and Exchange Commission, including the company’s annual report on form 10-K for the year ended December 31, 2008, included under “Item 1. Business—Risk Factors.” Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors or to publicly update any of the forward looking statements contained herein to reflect future events or developments or changed circumstances or for any other reason.
About Ebix
A leading international supplier of On-Demand software and E-commerce services to the insurance industry, Ebix, Inc., (NASDAQ:EBIX) provides end to end solutions ranging from infrastructure Exchanges, carrier systems, agency systems and BPO services to custom software development for all entities involved in the insurance industry.
With 30+ offices across Brazil, Singapore, Australia, the US, New Zealand, India, China, Japan and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance, while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS based software platforms, Ebix employs hundreds of insurance and technology professionals that provide products, support and consultancy to thousands of customers on six continents. Ebix’s focus on quality has enabled it to be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and BPO units in India. For more information, visit the Company’s website at www.ebix.com
CONTACT:
Aaron Tikkoo
678-281-2027 or atikkoo@ebix.com